Exhibit 99.2	FOR IMMEDIATE RELEASE

Wm. Wrigley Jr. Company Reports Record Fourth Quarter and Full-Year 2004 Financial Results and Increases Dividend

CHICAGO – January 26, 2005 – The Wm. Wrigley Jr. Company (NYSE:WWY) announced today record volume, sales and earnings for the three-month and full-year reporting periods ended December 31, 2004.    For the 2004 fiscal year, earnings per share were $2.19, up 11% over the prior year, on a sales increase of 19%.  Fourth quarter earnings were $0.52 per share, up 6% from a year ago on a 17% sales increase.  Sales gains were driven by worldwide shipment growth of 14% for the year and 13% in the quarter, including the impact of the Joyco acquisition that closed April 1, 2004, as well as the benefit of currency.

Bill Wrigley, Jr., Chairman, President & CEO, commented, “Another year of record results is testimony to the strength of our long-term strategic plan, the talent of our global Wrigley team and the versatility of that team as we expand our products into new areas of confectionery.”

Sales and Gross Margins
For fiscal year 2004, global sales climbed to $3.65 billion, an increase of $580 million or 19% from a year ago. The sales gain reflects solid global volume growth and favorable mix from Wrigley’s core business, as well as a 5% contribution from the Joyco acquisition.  Translation of foreign currencies to a weaker U.S. dollar contributed 5% to the year’s sales increases.

Sales in North America were up 9% for the year driven primarily by positive mix and higher volume.  U.S. sales of Orbit® and Eclipse® gum brands and Eclipse mints were significant contributors to sales growth.  In Wrigley’s EMEAI region (principally Europe), sales were up 23% on solid volume growth – particularly in Russia, Ukraine, the U.K. and Spain – as well as the benefit of favorable currency translation.  In Asia, sales were up 25%, primarily due to double-digit volume growth, with especially strong contributions from China, Vietnam and Taiwan. In both EMEAI and Asia, the Joyco acquisition contributed approximately one-third of regional sales increases.

For the three months, consolidated net sales were $962 million, up $141 million or 17% from 2003 on double-digit volume gains, including a 6% contribution from Joyco, and positive mix.  Sales in North America were up 10%, EMEAI sales grew by 17% and Asia grew by 32%. Translation of foreign currencies to a weaker U.S. dollar contributed 5% to fourth quarter sales increases.  The Joyco acquisition contributed somewhat less than half the sales gain in EMEAI and Asia.

Consolidated gross margins for the year and the quarter were 55.9% and 55.3% respectively, down 120 basis points and 80 basis points versus the same periods a year ago.  In both periods, the decline in margins was due primarily to the Joyco acquisition and its current product margins.

Operating Profits and Net Earnings
Consolidated operating profits in the year grew by 11%, reflecting sales increases in all regions and the positive impact of currency, somewhat offset by increased investment in brand support, selling infrastructure, IT and R&D, as well as costs associated with the Joyco acquisition.  Twelve-month net earnings of $493 million were up $47 million or 11%.  On a per share basis, full-year earnings were $2.19, up 21 cents or 11%, with currency contributing 13 cents to the gain.

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Wm. Wrigley Jr. Company Announces Record Financial Results

Consolidated operating profits in the quarter were up 7% versus prior year due to sales performance around the globe and contributions from currency, moderated by investment in sales infrastructure, some early retirement costs for U.S. factory employees and the impact of Joyco.  For the three months, net earnings were up $7 million or 6% to $117 million.  On a per share basis, earnings were $0.52, up 3 cents or 6%, with currency contributing the majority of the gain and the contribution from operations moderated by the same investment and cost factors.

 “We are very pleased with the solid performance of our core business in 2004, particularly the positive product mix in the U.S. and the volume gains across EMEAI and Asia.  Progress with expansion into new confectionery items continues, as does the successful integration of our Joyco acquisition,” said Ronald V. Waters, Wrigley’s Chief Operating Officer.

Dividend Increase
At their regular meeting held today in Chicago, the Board of Directors increased the regular quarterly dividend by 19% to $0.28 per share.  The increase reflects continuing strong business performance as well as the added attractiveness of dividends as a way to return value to shareholders under recent revisions to the U.S. tax code.  This increase is expected to result in a higher dividend-to-earnings payout ratio in 2005 compared to 2004.  The new quarterly dividend was declared on each share of Common Stock and each share of Class B Common Stock for the three-month period beginning May 1, 2005.  The dividend is payable on May 2, 2005 to stockholders of record of each class of stock outstanding at the close of business on April 15, 2005.

The Wrigley Company is a recognized leader in the confectionery field and the world’s largest manufacturer and marketer of gum, with global sales of over $3.6 billion.  The Company markets its world-famous brands in over 180 countries.  Those brands, a couple of which have been around for over 100 years, include Doublemint ®, Wrigley’s Spearmint ®, Big Red ®, Juicy Fruit ®, Boomer ®, Pim Pom ®, Winterfresh ®, Extra ®, Freedent ®, Hubba Bubba ®, Orbit ®, Excel ®, Eclipse ®, Airwaves ®, Alpine ®, Solano ®, Cool Air ®, and P.K. ®

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CONTACTS:	Christopher Perille	Kelly McGrail
	Senior Director – Corporate Communications	Director – Corporate Communications
	Phone: (312) 645-4077	Phone: (312) 645-4754

To the extent that statements contained in this press release may be considered forward-looking statements, the following will be deemed to be the Company’s meaningful cautionary disclosure regarding such statements. A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. The important factors that could affect these outcomes are set forth in Exhibit 99 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

STATEMENT OF CONSOLIDATED EARNINGS OF
WM. WRIGLEY JR. COMPANY

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2004	2003	2004	2003

Net sales	$961,860,000	$821,204,000	$3,648,592,000	$3,069,088,000
Cost of sales	430,382,000	360,562,000	1,609,978,000	1,317,416,000

Gross profit	531,478,000	460,642,000	2,038,614,000	1,751,672,000

Selling, general and administrative expense	360,947,000	301,125,000	1,318,395,000	1,102,310,000

Operating income	170,531,000	159,517,000	720,219,000	649,362,000

Investment income	4,001,000	3,254,000	11,871,000	9,608,000
Other income/(expense)	(6,924,000)	(5,372,000)	(11,594,000)	(7,429,000)

Earnings before income taxes	167,608,000	157,399,000	720,496,000	651,541,000

Income taxes	50,618,000	47,522,000	227,542,000	205,647,000

Net earnings	$116,990,000	$109,877,000	$492,954,000	445,894,000

Net earnings per average share of common stock (basic and diluted)[a]	$0.52	$0.49	$2.19	1.98

Average number of shares outstanding for the period	224,595,023	224,804,323	224,636,795	224,962,753

[a] Per share calculations based on the average number of shares outstanding for the period.